* PG&E Corporation Barclays West Coast Utilities Conference December 13-14, 2012

* Key Focus Areas Position company for success Rebuild relationships with key stakeholders Resolve gas issues Complete gas work planned in 2012 Work to resolve regulatory and legal proceedings Conduct rigorous benchmarking Build culture of continuous improvement Provide excellent service Meet commitments to customers and regulators

* Key Regulatory Proceedings Other Regulatory General Rate Case Filed application for 2014-2016 GRC in November 2012 2014 revenue requirement requested increase: $1.28B Replace and upgrade infrastructure Modernize technology – automation and asset management systems Reduce outage and leak response times Cost of Capital Proposed decision issued November 19, as scheduled Authorizes requested equity ratio 52% equity, 47% LTD, 1% preferred Authorizes 10.4% ROE Final decision expected December 20 Regulatory Developments Gas Pipeline PSEP Proposed Decision Approves work, but disallows recovery of significant amount 5-year reduction of ROE to cost of debt for 2012-2014 capex Company’s reply accepts additional shareholder contribution of $179 million Final decision possible on December 20, 2012 Pending Investigations Schedule postponed in November for the last time Hearings resume January 7, 2013 Potential Settlement Discussions continue

* 12/17: Intervenor briefs on financial analysis Regulatory Calendar 1/7/13 - 1/18/13: Evidentiary hearings resume 8/20: CPSD Rebuttal Testimony 12/20: Final Decision possible Recordkeeping OII I. 11-02-016 Gas Pipeline Safety OIR R. 11-02-019 10/12: Proposed Decision 11/16: Comments on Proposed Decision 11/29: Reply Comments on Proposed Decision 8/15: CPSD Rebuttal Testimony Class Location OII I. 11-11-009 8/23 - 8/30: Hearings 8/20: CPSD Rebuttal Testimony 12/17: Intervenor briefs on financial analysis 10/11: Hearings suspended 9/24 - 10/19: Evidentiary Hearings Gas Pipeline OII I. 12-01-007 9/5 - 9/19: Evidentiary Hearings 12/17: Intervenor briefs on financial analysis 1/11/13: Reply briefs on financial analysis 12/5: Concurrent reply briefs 11/20: Concurrent opening briefs 10/11: Hearings suspended 1/11/13: Reply briefs on financial analysis 2/11/13: Evidentiary hearings on financial analysis, if necessary 1/7/13 - 1/18/13: Evidentiary hearings resume 1/11/13: Reply briefs on financial analysis 2/11/13: Evidentiary hearings on financial analysis, if necessary 2/11/13: Evidentiary hearings on financial analysis, if necessary

* Positioning for Success Gas Operations Accomplishments Closed out 4 of 12 NTSB recommendations (aggressively addressing remaining 8 “open and acceptable”) Will have strength tested 160 miles of pipeline by end of 2012; total of 786 by end of 2014 Automated 48 gas shut-off valves to enhance public safety First utility to use Picarro car-mounted gas leak detection device Benchmarks Gas odor call response time – PG&E now top quartile Regulatory Developments Electric Operations Accomplishments Record year in electric reliability Implemented risk-based model for equipment replacement Automating distribution circuits to isolate outages Refining work planning and scheduling to bring down unit costs Benchmarks Public safety efforts – 911 response time, wires down